EXHIBIT 99.1

                       Investor Contacts:             Press Contact:
                       Patrick Barry                  Samanth Kain
                       CFO, Bluefly, Inc.             Paul Wilmot Communications
                       212- 944-8000 ext. 239         212-206-7447 ext.25
                       pat@bluefly.com                skain@greatpress.com

                       Budd Zuckerman
                       Genesis Select
                       303-415-0200
                       bzuckerman@genesisselect.com

                   BLUEFLY REPORTS THIRD QUARTER 2007 RESULTS

NEW YORK - November 13, 2007 - Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced growth in revenue for the third quarter 2007.

Highlights for the third quarter included:

     o Revenue increased by approximately 11% to $18.1 million from $16.3 million in the third quarter of 2006 despite a 19% decrease in marketing expenses.

     o Gross margin decreased to 31.7% from 37.4% in third quarter 2006. Gross margin was negatively impacted in the quarter by a $550,000 charge against inventory related to the company's move to a new third party fulfillment center.

     o Operating loss increased to $5,072,000 compared to operating loss of $3,625,000, primarily as a result of (i) $911,000 incremental stock-based compensation expense incurred in connection with existing stock based compensation awards and (ii) incremental expense of approximately $462,000 directly related to the company's move to a new third party fulfillment center.

     o Net loss increased to $5.0 million from $3.5 million. Loss per share increased to $0.04 per share (based on 130.5 million weighted average shares outstanding after preferred stock dividends) from $0.03 per share (based on 129.0 million weighted average shares outstanding after preferred stock dividends).

     o    Inventory increased by $6.2 million since December 2006.

"In an effort to improve the overall customer experience, we began the process of moving to the new third party fulfillment center late in the second quarter. During this transition portions of our inventory were not available for sale to the consumer, which had a significant impact on our revenue growth. To further complicate matters, during the transition we were unable to fulfill all orders completely in a timely manner. This transition had a negative impact not only on our sales, but on our margins and on the overall customer experience. We are continuing to work through the issues and our efforts to provide an improved customer experience," said Melissa Payner, Bluefly's CEO. "We are pleased with the growth in revenue in the quarter given the impact of our move and the reduction of the marketing spend versus last year."

"I'm really excited about the fourth quarter and early part of next year as new marketing partnerships expose Bluefly to broader audiences," Ms. Payner went on to say. "The most exciting is a collaboration with Bravo's three-time Emmy-nominated hit reality series "Project Runway." In addition to significant on-air exposure, BravoTV.com and Bluefly.com will work together to create unique online fashion experiences with access to exclusive content. We are very excited to be aligned with a pop culture phenomenon such as 'Project Runway.' The show's audience shares the same obsessive passion for trends and great designer clothing as our devoted customer base." Project Runway Season 4 premiers tomorrow night at 10pm on Bravo.

The company will host a conference call webcast to discuss its third quarter today at 5:00 p.m. Investors can access the webcast at www.investor.bluefly.com.

ABOUT BLUEFLY, INC.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the Company's transition to a new third party fulfillment center and associated costs, the Company's ability to execute on, and gain additional revenue from, its marketing initiatives; the Company's history of losses and anticipated future losses; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the Company's dependence on one supplier for a material portion of its inventory; risks associated with the acquisition of inventory from foreign markets, including currency fluctuations; These risks are not disclosed in the 10-Q. If these are new risk factors, the Company will need to disclose these risks under Item 1A in the 10-Q, and add these risks to the forward looking statements in the 10-Q; the need to further establish brand name recognition; management of potential growth; and risks associated with the Company's ability to handle increased traffic and/or continued improvements to its Web site.

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

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                                     THREE MONTHS ENDED
                                               -------------------------------
                                               SEPTEMBER 30,     SEPTEMBER 30,
                                                    2007             2006
                                               -------------     -------------
Net sales                                      $  18,079,000     $  16,322,000
Cost of sales                                     12,351,000        10,211,000
                                               -------------     -------------
     Gross profit                                  5,728,000         6,111,000
     Gross profit percentage                            31.7%             37.4%
Selling and fulfillment expenses                   4,583,000         3,871,000
Marketing expenses                                 2,807,000         3,496,000
General and administrative expenses                3,410,000         2,369,000
                                               -------------     -------------
      Total operating expenses                    10,800,000         9,736,000
   Operating loss                                 (5,072,000)       (3,625,000)
Interest and other income                             99,000           199,000
Interest expense                                     (55,000)          (59,000)
                                               -------------     -------------
Net loss                                       $  (5,028,000)    $  (3,485,000)
                                               -------------     -------------
Preferred stock dividends                            (11,000)          (16,000)
Net loss available to common shareholders      $  (5,039,000)    $  (3,501,000)
                                               -------------     -------------
Basic and diluted net loss per share
     (after preferred stock dividends)         $       (0.04)    $       (0.03)
                                               =============     =============

Weighted average shares outstanding              130,513,931       129,007,488
                                               =============     =============

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

SELECTED BALANCE SHEET DATA & KEY METRICS- UNAUDITED

                                               SEPTEMBER 30,      DECEMBER 31,
                                                   2007               2006
                                               -------------     -------------
Cash                                           $   7,172,000     $  20,188,000
Inventories, net                                  30,345,000        24,189,000
Prepaid Inventory                                    422,000           616,000
Other Current Assets                               7,016,000         3,613,000
Property & Equipment, net                          5,383,000         3,573,000
Current Liabilities                               18,290,000        14,603,000
Other Long-term Liabilities                           98,000                --
Shareholders' Equity                              32,154,000        37,827,000

                                                               THREE MONTHS     THREE MONTHS
                                                                  ENDED            ENDED
                                                               SEPTEMBER 30,    SEPTEMBER 30,
                                                                   2007             2006
                                                               --------------   -------------
Average Order Size (including shipping & handling revenue)     $       280.22   $     260.58
Customers Added During Period                                          37,408         35,970

                                    - more -

CONDENSED STATEMENTS OF CASH FLOWS

                                                                  THREE MONTHS         THREE MONTHS
                                                                      ENDED                ENDED
                                                               SEPTEMBER 30, 2007    SEPTEMBER 30, 2006
                                                               ------------------    ------------------
                                                                  (Unaudited)           (Unaudited)
Cash flows from operating activities:
 Loss from operations                                          $       (5,028,000)   $       (3,485,000)
 Adjustments to reconcile loss from operations
   to net cash used in operating activities:
    Depreciation and amortization                                         456,000               396,000
    Non-cash expense related to warrants issued to supplier                    --                14,000
    Provisions for returns                                              1,385,000               638,000
    Bad debt expense                                                      195,000                85,000
    Stock options expense                                               1,508,000               597,000
    Reserve for inventory obsolescence                                    850,000               275,000
    Changes in operating assets and liabilities:
     (Increase) decrease in:
      Inventories                                                      (8,114,000)           (5,936,000)
      Accounts receivable                                                (608,000)             (855,000)
      Prepaid inventory                                                   147,000              (496,000)
      Prepaid expenses                                                 (2,933,000)           (1,829,000)
      Other current assets                                                112,000               176,000
     (Decrease) increase in:
      Accounts payable                                                  3,848,000             3,094,000
      Accrued expenses and other  liabilities                             667,000               386,000
      Deferred revenue                                                    942,000               230,000
                                                               ------------------    ------------------
      NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES              (6,573,000)           (6,710,000)
Cash flows from investing activities:
 Purchase of property and equipment                                      (884,000)             (255,000)
                                                               ------------------    ------------------
      NET CASH (USED IN) INVESTING ACTIVITIES                            (884,000)             (255,000)
                                                               ------------------    ------------------
Cash flows from financing activities:
 Net proceeds from exercise of  Stock Options                               3,000                36,000
 Payment of capital lease obligation                                           --               (13,000)
                                                               ------------------    ------------------
      NET CASH PROVIDED BY PROVIDED BY FINANCING ACTIVITIES                 3,000                23,000
                                                               ------------------    ------------------
Net increase in cash and cash equivalents                              (7,454,000)           (6,942,000)
Cash and cash equivalents - beginning of period                        14,626,000            23,997,000
                                                               ------------------    ------------------
      CASH AND CASH EQUIVALENTS - END OF PERIOD                         7,172,000            17,055,000
                                                               ------------------    ------------------